Exhibit 10.1
VIA ELECTRONIC MAIL

September 22, 2025

Mitch Reback
Chief Financial Officer
Sweetgreen, Inc.
mitch.reback@sweetgreen.com

Re: Retirement From Sweetgreen

Dear Mitch,

As you know, you resigned from your position as the Chief Financial Officer of Sweetgreen, Inc. (the “Company”) for purposes of retirement. We greatly appreciate your service to the Company. You and the Company (collectively, the “Parties”) agree that this employment separation agreement (this “Agreement”) represents the full and complete understanding and agreement concerning your separation from employment with the Company.

1.Last Day of Employment: In accordance with the written notification of retirement that you provided to the Company on September 1, 2025, your last day of employment with the Company was September 21, 2025 (your “Employment Separation Date”). At the end of the day on your Employment Separation Date, you ceased to be an officer and/or employee of the Company. In accordance with that same written notification from you, your last day as an officer, director, and/or employee of any direct or indirect subsidiary of the Company was also on your Employment Separation Date.

2.Consulting Agreement: The parties have entered into, and are parties to, that certain Consulting Agreement that became effective on your Employment Separation Date (the “Consulting Agreement”). Both parties acknowledge and agree that there was no separation from service as a result of the termination of your employment with the Company on your Employment Separation Date, and that your existing equity awards from the Company continue to vest in accordance with the terms thereof.

3.Post Termination Stock Option Exercise Extension: Provided that you enter into this Agreement on or before October 15, 2025 and do not revoke this Agreement as provided in Section 21 below, the Compensation Committee of the Company’s Board of Directors shall extend the time (and such extension shall be irrevocable) for you to exercise any and all of your vested Company stock options until the earlier of (a) the three-year anniversary of the date on which the Consulting Agreement terminates and (b) the maximum expiration date of the corresponding stock option.

4.Employee Benefits: With the exception of any Company-paid medical, hospitalization, dental, and vision insurance, your employee benefits, including but not limited to short-term disability insurance coverage, workers’ compensation insurance, fitness reimbursement, telephone reimbursement, and 401(k) plan participation, terminated on your Employment Separation Date. Any Company-paid medical, hospitalization, dental,

Exhibit 10.1
and/or vision insurance in which you are enrolled shall terminate on the last day of the calendar month in which your Employment Separation Date occurred.

5.COBRA: Regardless of whether you enter into this Agreement, you may elect to continue medical, dental, and vision insurance coverage at your own expense after your Employment Separation Date, pursuant to a federal law known as COBRA. You will receive under separate cover information and enrollment forms regarding continuing insurance coverage pursuant to COBRA. Additionally, you may have other options available to you when you lose group health plan coverage, such as through the Health Insurance Marketplace, through a spouse’s plan, or under Medicare. You are responsible for your selection of health insurance coverage following your Employment Separation Date, and the Company has no obligation or liability with respect to such coverage.

6.Reimbursement of Business Expenses: You agree to submit to the Company’s Finance Department, no later than two weeks after your Employment Separation Date, appropriate documentation of all authorized business expenses incurred in connection with your performance of duties for the Company prior to your Employment Separation Date, and the Company will reimburse you in accordance with Company policy.

7.Equity Awards: Subject to Section 3 above, your Company stock options and restricted stock units will continue to be governed by the terms of the Company’s 2009 Stock Plan, as amended, the Company’s 2019 Equity Incentive Plan, or the Company’s 2021 Equity Incentive Plan, as applicable, as well the corresponding equity award agreements that you entered into with respect to those stock options and restricted stock units. Any Company stock options or restricted stock units that are not vested as of the termination of the Consulting Agreement shall be forfeited. You acknowledge and agree that there may be tax implications to your vested and unvested stock options that result from the modification made to your post-termination stock option exercise periods in accordance with Section 3 above, and that the Company recommends you consult with a tax expert regarding said tax consequences.

8.Acknowledgment of Consideration: You understand and agree that, absent this Agreement, you would not otherwise be entitled to the consideration specified in Section 3 above.

9.Release of Unknown Claims: You expressly acknowledge and agree that all rights under Section 1542 of the Civil Code of the State of California are hereby waived by you. Section 1542 provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or settlement with the debtor or released party.

You further acknowledge that you are not waiving your right to indemnity for necessary expenditures or losses (e.g., reimbursement of business expenses) incurred on behalf of the Company as provided in Section 2802 of the California Labor Code.

Exhibit 10.1
10.General Release of All Claims: Except as otherwise specifically stated in Section 12 of this Agreement:

a.You, in exchange for the consideration as set forth in this Agreement, hereby release the Company, and its current and former corporate parents, subsidiaries, affiliates, predecessors, successors, and assigns, and its and their officers, directors, trustees, employees, representatives, agents, and trustees of any benefit funds administered on their behalf (hereinafter collectively referred to as “Releasees”), from any and all claims that may legally be waived by private agreement, known or unknown, including but not limited to those related to your employment or otherwise, from the beginning of time through the date that you sign this Agreement.

b.You understand and agree that you are releasing Releasees from any and all claims for breach of contract, retaliation or whistleblowing, personal injury, wages, benefits, defamation, wrongful discharge, and any and all claims based on any oral or written agreements or promises, whether arising under statute (including, but not limited to, claims arising under the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Family and Medical Leave Act, the Genetic Information Non-Discrimination Act, the Occupational Safety and Health Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act, and/or any other federal, state, local, or foreign laws or regulations, all as amended), executive or court order, contract (express or implied), constitutional provision, common law, tort, public policy, or otherwise, from the beginning of time through the date that you sign this Agreement, provided that such claim may legally be waived by private agreement.

c.You also understand and agree that you are releasing Releasees from any and all claims for retaliation, discrimination and/or harassment in employment on the basis of race, color, creed, religion, national origin, alienage or citizenship, gender, sexual orientation, disability, genetic information, marital status, veteran’s status, and any other protected grounds, including, but not limited to, any and all rights and claims you may have arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the California Fair Employment and Housing Act, and any other federal, state, local, or foreign laws or regulations, all as amended, from the beginning of time through the date that you sign this Agreement, provided that such claim may legally be waived by private agreement.

d.The Company represents and warrants that, as of its execution of this Agreement, it has no knowledge of any claims, debts, demands, damages, liabilities, judgments, or cause of action it may possess against you.

11.No Claims Filed: Except as otherwise provided in Section 12 of this Agreement, you shall not file any action, suit, charge, complaint, claim, grievance, demand for arbitration, or other proceeding against any of Releasees, either individually or as a member of a class in any class or collective action, in any court or other forum with regard to any

Exhibit 10.1
claim, demand, liability, obligation, or matter that have been released by this Agreement. Except as otherwise provided in Section 12 of this Agreement, you hereby represent that no action, suit, charge, complaint, claim, grievance, demand for arbitration, or other proceeding is pending against any of Releasees in any court or other forum relating directly or indirectly to your employment with the Company, separation from employment, or otherwise.

12.Protected Rights: Regardless of whether or not you sign this Agreement, nothing in any Company agreement, policy, or practice, including this Agreement (a) limits or affects your right to disclose or discuss sexual misconduct, hostile work environment, sexual harassment or sexual assault disputes, discrimination, or any other unlawful or unsafe Company conduct or practices; (b) prevents you from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, law enforcement, or any other any federal, state, or local agency or entity charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration; (c) requires you to disclose to the Company any such filing, communication, or participation; or (d) prevents a non-managerial, non-supervisory employee from engaging in protected concerted activity under §7 of the National Labor Relations Act or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted to the employee in confidence by the Company as part of the employee’s job duties. By signing this Agreement, you understand that you are waiving your right to receive individual relief (including without limitation back pay, front pay, reinstatement, or other legal or equitable relief) based on claims asserted in any such charge or complaint, including any class or collective action, regardless of whether you or another party has filed it, except where such a waiver is prohibited. However, this waiver does not prevent you from receiving a payment or award from a government agency (and not the Company or any of the Releasees) for information provided to the government agency or as otherwise directed by a government agency. You also understand that your release of claims as contained in this Agreement does not extend to any rights you may have under any laws governing the filing of laims for COBRA, unemployment, disability insurance, and/or workers’ compensation benefits. You further understand that nothing herein shall be construed to prohibit you from: (i) challenging the Company’s failure to comply with its promises under this Agreement; (ii) asserting your right to any vested benefits to which you are entitled pursuant to the terms of the applicable plans in effect as of your Separation Date and/or applicable law; (iii) challenging the knowing and voluntary nature of your release of claims under the Age Discrimination in Employment Act of 1967; (iv) asserting any claim that controlling law clearly states cannot lawfully be waived by private agreement; (v) seeking reimbursement of expenses under the Company’s

Exhibit 10.1
expense reimbursement policies; and/or (vi) asserting any claim that may arise after the date this Agreement was signed.

13.Confidential Information and Return of Company Property:

a.You acknowledge and agree that you are and shall remain bound by your obligations, and all of the terms, under that certain Employee Confidentiality and Nondisclosure Agreement that you entered into on October 20, 2021 with the Company (the “NDA”), the terms of which shall continue in full force and effect.
b.Unless otherwise authorized by the Company, within three (3) days following any termination of the Consulting Agreement or earlier as requested by the Company: (i) you will return to the Company any and all confidential and proprietary information and any and all other materials, documents, and/or property belonging to the Company and/or any of its affiliated entities, including the originals and any and all copies thereof, whether in hard copy or electronic form, which are in your possession or under your control, all without any destruction, deletion, alteration, or any other type of compromise, and (ii) after returning such property to the Company, you will not retain any copies thereof, either at your home or elsewhere. For the avoidance of doubt, this Section 13b amends and supersedes Section 5 of the NDA.
c.Notwithstanding your confidentiality and non-disclosure obligations in this Agreement and otherwise, you understand that, as provided by the Federal Defend Trade Secrets Act, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
d.Notwithstanding your confidentiality and non-disclosure obligations in this Agreement and in your NDA, you can provide confidential information to government agencies without risk of being held liable for liquidated damages or other financial penalties.

14.Confidentiality of Agreement: You agree that the terms of this Agreement (other than the fact of employment separation) are confidential. Except as otherwise provided in Section 13 of this Agreement, you shall keep the terms of this Agreement strictly confidential and shall not tell anyone, including but not limited to any current, former, or future employees and/or clients of the Company, and/or the press or media, about the existence of this Agreement or disclose any information contained herein, whether verbally, in a written publication, and/or electronically. Notwithstanding the foregoing, you may disclose such information to your immediate adult family members, lawyers, accountants, financial advisors, and/or as required by law in connection with a legal proceeding and/or governmental investigation. If you do tell your immediate adult family members, lawyers, and/or financial advisors about this Agreement or its contents, you must require, and immediately instruct, the person to whom the disclosure is made that the information disclosed be kept strictly confidential, and you shall be responsible for

Exhibit 10.1
any breaches of confidentiality by such persons. Nothing herein shall limit or restrict the Company’s ability to disclose the terms of this Agreement and/or the terms of the Consulting Agreement as part of, or in connection with, any filing with the U.S. Securities and Exchange Commission, including but not limited to any Current Report on Form 8-K and any Definitive Proxy Statement on Schedule 14A.

15.Changes to the Agreement: This Agreement may not be changed unless the changes are in writing and signed by you and an officer of the Company.

16.Applicable Law: This Agreement shall be interpreted, enforced, and governed under the laws of the State of California, without regard to its conflicts of law provisions.

17.Severability: The Parties agree that in the event that any provision of this Agreement is declared to be invalid or unenforceable, the Agreement shall be reformed by the court so that it is enforceable to the maximum extent permitted by law, and that nothing shall invalidate or render unenforceable the remaining provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law.

18.Entire Agreement: Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the Parties regarding the subject matter hereof and supersedes and replaces any prior agreements or understandings between you and the Company regarding such subject matter. For the avoidance of doubt, the following agreements are and shall remain in full force and effect, subject to any modifications thereto contained or described in this Agreement: (i) the NDA; (ii) the Consulting Agreement; (iii) that certain Arbitration Agreement that you entered into on October 20, 2021 with the Company; (iv) that certain Indemnification Agreement dated as of November 17, 2021 between you and the Company; and (v) the equity award agreements that you entered into with the Company with respect to your Company equity awards.

19.Acknowledgment: By signing this Agreement, you acknowledge that:

a.You have carefully read, and understand, this Agreement;
b.By this provision in the Agreement, you have been advised to consult with an attorney and/or any other advisors of your choice before signing this Agreement;
c.You understand that this Agreement is legally binding and, except as otherwise provided in Section 12 of this Agreement, by signing it you give up certain rights, including your right to pursue claims you had, have, or may have had against Releasees;
d.You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;
e.You have not relied upon any representation, statement, or omission made by any of the Company’s agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those expressly stated in this Agreement;
f.Except as otherwise provided in Section 12 of this Agreement, you have knowingly and voluntarily released Releasees from claims you may have, known

Exhibit 10.1
or unknown, in exchange for the consideration you obtained by signing this Agreement, and acknowledge that said consideration is in addition to any that you would have otherwise received if you did not sign this Agreement; and
g.This Agreement does not waive any rights or claims that may arise after you sign this Agreement.
h.You may not sign this Agreement on or prior to your Employment Separation Date. If you sign this Agreement on or prior to your Employment Separation Date, this Agreement will immediately be null and void.

20.Return of Signed Agreement: You must electronically sign this Agreement via Docusign on or before October 15, 2025. If you do not sign this Agreement on or before October 15, 2025, this Agreement shall be deemed revoked, null, void, and of no effect, and you shall have no entitlement to the consideration as set forth in this Agreement. Any written modifications to the Agreement, material or otherwise, will not restart the total review period that you have been provided with respect to this Agreement.

21.Revocation Period and Effective Date: You have seven (7) calendar days from the date you sign this Agreement to change your mind and revoke this Agreement. If you do not advise the Company in writing within seven (7) calendar days after signing that you have revoked this Agreement, this Agreement upon signing by the Company shall be effective, enforceable, and binding on all Parties on the eighth (8th) calendar day after you sign this Agreement. If you change your mind and wish to revoke your assent to this Agreement, you must send written notice of your decision via email to the Company’s Chief Legal Officer, Matthew Alexander (matt.alexander@sweetgreen.com), or to his designee or successor, so that Mr. Alexander receives your revocation no later than the seventh (7th) calendar day after you originally signed this Agreement. The Parties understand that the Company shall not be required to provide the consideration set forth in this Agreement unless this Agreement becomes effective.

Exhibit 10.1
In Witness Whereof, each party has executed this Agreement as of the applicable date set forth below.

Sweetgreen, Inc.

By:	/s/ Jonathan Neman	9/29/2025
Name:	Jonathan Neman	Date
Title:	Chief Executive Officer

By:	/s/ Mitch Reback	10/1/2025
Name:	Mitch Reback	Date